EXHIBIT 99.1
Hallwood Energy, L.P.
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/393-0214

FOR IMMEDIATE RELEASE

Contact:	Tony Strehlow, Chief Financial Officer (800)225-0135 • (214)528-5588
Hallwood Energy, L.P. Announces Transaction
DALLAS, June 10, 2008 — Hallwood Energy, L.P. today announced that it has entered into an agreement for the sale and farmout to a subsidiary of Talisman Energy, Inc. of an undivided interest in up to 33.33% of Hallwood Energy’s interest in substantially all its assets for a series of payments of up to $125 million, and has entered into an agreement to provide consulting services to the purchaser for one year.
Under the sale and farmout agreement, the purchaser has advanced $60 million cash at the signing of the agreement to be applied to substantially all the capital and operating costs anticipated to be incurred by Hallwood Energy through September 30, 2008. As a result of this payment, Hallwood Energy is assigning to the purchaser an undivided 10% of Hallwood Energy’s interest in substantially all of Hallwood Energy’s oil and gas assets. In addition, the purchaser will earn an additional undivided 23.33% of Hallwood Energy’s interest in all of its oil and gas properties on which the $60 million is spent. The purchaser also has the option to pay up to an additional $65 million and in return for any additional payments to receive up to a cumulative undivided 33.33% of Hallwood Energy’s interest in substantially all of its oil and gas properties.
In connection with entering into these agreements, Hallwood Energy also agreed to amendments to its existing credit agreements that, among other things, could result in an increase in interest paid by Hallwood Energy and provides additional covenants.
Hallwood Energy, L.P. is involved in exploration and operation of oil and gas properties in three areas: Central Eastern Arkansas, South Louisiana and West Texas. Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, future prices of oil and natural gas, the success of anticipated drilling activities, the ability to access additional significant capital expenditures, the uncertainty of estimates of quantity and present value of reserves, operational hazards common to the oil and gas industry, general economic conditions, competition, and the uncertainty of future operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements.